Exhibit 10.5

BRYN MAWR BANK CORPORATION

RESTRICTED STOCK UNIT AGREEMENT FOR NON-EMPLOYEES

(SERVICE/PERFORMANCE-BASED)

SUBJECT TO THE 2010 LONG TERM INCENTIVE PLAN

Grantee:

Date of Grant:

Number of RSUs:

Vesting Period:

Performance Goal:	Certain conditions and goals as determined according to Exhibit A hereto

AGREEMENT, dated as of the Date of Grant set forth above by and between BRYN MAWR BANK CORPORATION (the “Corporation”) and the Grantee named above (the “Grantee”).

1. The Plan. This Agreement is subject to the terms and conditions of the Bryn Mawr Bank Corporation 2010 Long Term Incentive Plan (the “Plan”) as approved by the Board of Directors of the Corporation on February 26, 2010 and by the Corporation’s shareholders on April 28, 2010. Except as otherwise specified herein, all capitalized terms used in this Agreement shall have the meanings given to them in the Plan. The term “Corporation” as used in this Agreement with reference to service shall include service provided to any Subsidiary of the Corporation.

2. Grant of Restricted Stock Units.

a. Subject to the terms and conditions of the Plan and this Agreement, and the Grantee’s acceptance of same by execution of this Agreement, the Corporation’s Compensation Committee (“Compensation Committee”) hereby grants to the Grantee the number of Restricted Stock Units set forth above (the “RSUs”).

b. Upon vesting of the RSUs and satisfaction of all of the other terms and conditions in this Agreement, the Corporation will issue stock representing the shares underlying the vested RSUs to be issued to Grantee as soon as practicable.

3. Terms and Conditions. The Grant is subject to the following terms and conditions:

a. Service Period Requirements. Vesting of the RSUs is subject to the completion of continued service by the Grantee from the Date of Grant to                     (such date, the “Vesting Date” and such period, the “Vesting Period”). The RSUs will vest upon expiration of the applicable Vesting Period and achievement of the Performance Goals as defined in subsection 3(b), but only if the Grantee provides continuous service to the Corporation through the end of the applicable Vesting Period or as otherwise provided herein.

b. Performance Goals. The RSUs are subject to the performance goals (“Performance Goals”) set forth on Exhibit A and shall only vest if the Performance Goals are achieved and the service requirements set forth in subsection 3(a) have been fulfilled. The Compensation Committee shall determine within 75 days after the Vesting Date whether the Performance Goals have been achieved in accordance with Exhibit A attached hereto. Any fractional shares shall be rounded to the nearest whole numbers of shares. No vesting shall be deemed to have occurred unless and until the Compensation Committee certifies in writing which Performance Goals have been achieved. The Compensation Committee shall make such certification no later than 75 days after the Vesting Date. The date on which the Compensation Committee certifies whether a Performance Goal has been achieved that results in the vesting of some or all of the RSUs is referred to in this Agreement as the “Vesting Date”.

c. No Rights as a Shareholder. Prior to the Vesting Date, Grantee will have none of the rights and privileges of a shareholder with respect to the shares underlying the RSUs, including but not limited to, the right to vote the shares.

d. Dividend-Equivalents. At the time of issuance of shares underlying RSUs pursuant to subsection 2(b) above, the Corporation shall also pay to Grantee an amount equal to the aggregate amount of all dividends declared and paid by the Corporation based on dividend record dates falling between the Date of Grant and the date of issuance in accordance with the number of shares issued. The computation set forth in this subparagraph is separate and distinct from the calculations and concepts set forth on Exhibit “A” hereto and the calculations and concepts set forth on Exhibit “A” hereto have no applicability to the calculation of the amount of dividends to be paid by the Corporation pursuant to this subparagraph.

4. Forfeiture.

a. Forfeiture. All RSUs that have not vested at the Vesting Date in accordance with subsections 3(a) and 3(b) and Exhibit A attached hereto shall be forfeited in their entirety.

b. Forfeiture of Unvested RSUs and Payment to the Corporation for Issued Shares Resulting from Vested RSUs If Grantee Engages in Certain Activities. The provisions of this subsection 4. b. will apply to all RSUs granted to Grantee under the Plan and to any shares issued to the Grantee upon vesting of RSUs. If, at any time during the Vesting Period, or (ii) two (2) years after termination of Grantee’s service with the Corporation, Grantee engages in any activity inimical, contrary or harmful to the interests of the Corporation including, but not limited to (A) conduct related to Grantee’s service for which either criminal or civil penalties against Grantee may be brought, (B) violation of the Corporation’s policies including, without limitation, the Corporation’s insider trading policy, (C) soliciting of any customer of the Corporation for business which would result in such customer terminating their relationship with the Corporation; soliciting or inducing any individual who is an employee or director of the Corporation to leave the Corporation or otherwise terminate their relationship with the Corporation, (D) disclosing or using any confidential information or material concerning the Corporation, or (E) participating in a hostile takeover attempt, then (x) all RSUs that have not vested effective as of the date on which Grantee engages in such activity, unless forfeited sooner by operation of another term or condition of this Agreement or the Plan, shall be forfeited in their entirety, and (y) for any shares underlying vested RSUs which have been issued to Grantee, the Grantee shall pay to the Corporation the market value of the shares on the date of issuance or the date Grantee engages in such activity, whichever is greater. The term “confidential information” as used in this Agreement includes, but is not limited to, records, lists, and knowledge of the Corporation’s clients, methods of operation, processes, trade secrets, methods of determination of prices, prices or fees, financial condition, profits, sales, net income, and indebtedness, as the same may exist from time to time.

c. Right of Setoff. By accepting this Agreement, Grantee consents to the deduction, to the extent permitted by law, from any amounts that the Corporation owes Grantee from time to time owed to Grantee the amounts Grantee owes the Corporation under subsection 4(b) above. Whether or not the Corporation elects to make any setoff in whole or in part, if the Corporation does not recover by means of setoff the full amount Grantee owes it, calculated as set forth above, Grantee agrees to immediately pay the unpaid balance to the Corporation.

d. Compensation Committee Discretion. Grantee may be released from Grantee’s obligations under subsections 4(b) and 4(c) only if the Compensation Committee, or its duly appointed agent, determines in its sole discretion that such action is in the best interest of the Corporation.

5. Death, Disability or Retirement. In the event the Grantee shall cease to provide service to the Corporation by reason of: (A) normal or late retirement; (B) with the consent of the Compensation Committee, early retirement or a transfer of the Grantee in a spinoff; (C) death; or (D) total and permanent disability as determined by the Compensation Committee, then the service-period requirement on a fraction of Grantee’s RSUs will be deemed to have been fulfilled. The numerator of such fraction with respect to the RSUs shall be the number of full calendar months that have elapsed in the Vesting Period prior to the death, disability or retirement of the Grantee and the denominator shall be the total number of months in the Vesting Period. Any remaining RSUs for which the service-period requirements have not been fulfilled, as provided in this section 5, shall be forfeited. The terms of subsection 2(b) shall continue to apply to the RSUs for which the service-period requirements have been fulfilled as provided in this section 5.

6. Termination. If the Grantee terminates the Grantee’s service obligation with the Corporation or if the Corporation terminates the Grantee’s service requirements with the Corporation with or without Cause, other than as described in section 5 above, any RSUs that have not yet vested at the date of termination shall automatically be forfeited.

7. Change of Control. In the event of a Change of Control, a fraction of Grantee’s outstanding RSUs will be deemed to have vested and any shares underlying such RSUs not previously issued shall be issued within ten days after the Change of Control. The numerator of such fraction shall be the number of months that have elapsed in the Vesting Period prior to the Change in Control and the denominator shall be the total number of months in the Vesting Period. Any remaining RSUs which have not vested, as provided in this section 7, shall be forfeited.

8. Change Adjustments. The Compensation Committee shall make appropriate adjustments to give effect to adjustments made in the number of shares of the Corporation’s common stock through a merger, consolidation, recapitalization, reclassification, combination, spinoff, common stock dividend, stock split or other relevant change as the Compensation Committee deems appropriate to prevent dilution or enlargement of the rights of the Grantee. Any adjustments or substitutions pursuant to this section shall meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be final and binding upon the Grantee.

9. Compliance with Law and Regulations. The grant of RSUs and the issuance of shares underlying vested RSUs shall be subject to all applicable federal and state laws, the rules and regulations and to such approvals by any government or regulatory agency as may be required. The Corporation shall not be required to register any securities pursuant to the Securities Act of 1933, as amended, or to list such shares under the stock market or exchange on which the common stock of the Corporation may then be listed, or to take any other affirmative action in order to cause the issuance or delivery of shares underlying vested RSUs to comply with any law or regulation of any governmental authority.

10. Notice. Any notice which either party hereto may be required or permitted to give to the other shall be in writing, and may be delivered personally or by mail, postage prepaid, addressed as follows: to the Corporation, Attention: Corporate Secretary, at its office at 801 Lancaster Avenue, Bryn Mawr, PA 19010 or to the Grantee at her/his address on the records of the Corporation or at such other addresses as the Corporation, or Grantee, may designate in writing from time to time to the other party hereto.

11. Incorporation by Reference. This Restricted Stock Unit Award is granted pursuant and subject to the terms and conditions of the Plan, the provisions of which are incorporated herein by reference. If any provision of this Agreement conflicts with any provision of the Plan in effect on the Date of Grant, the terms of the Plan shall control. This Agreement shall not be modified after the Date of Grant except by written agreement between the Corporation and the Grantee; provided, however, that such modification shall (a) not be inconsistent with the Plan, and (b) be approved by the Committee.

12. Severability. If any one or more of the provisions contained in this Agreement are invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

13. Compliance with Internal Revenue Code Section 409A. It is the intention of the parties that the RSUs and the Agreement comply with the provisions of Section 409A of the Code to the extent, if any, that such provisions are applicable to the Agreement and the Agreement will be administered by the Compensation Committee in a manner consistent with this intent. If any payments or benefits may be subject to taxation under Section 409A of the Code, Grantee agrees that the Compensation Committee may, without the consent of Grantee, modify this Agreement to the extent and in the manner that the Compensation Committee deems necessary or advisable or take any other action or actions, including an amendment or action with retroactive effect that the Compensation Committee determines is necessary or appropriate to exempt any payments or benefits from the application of Section 409A or to provide such payments or benefits in the manner that complies with the provisions of Section 409A such that they will not be taxable thereunder.

14. Choice of Law. The provisions of this Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any conflict of law provision that would apply the law of another jurisdiction.

15. Interpretation. The interpretation and construction or any terms or conditions of the Plan or this Agreement by the Compensation Committee shall be final and conclusive.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by a duly authorized officer, and the Grantee has hereunto set his/her hand and seal, effective as of the Date of Grant set forth above.

BRYN MAWR BANK CORPORATION

By:
Print Name: Geoffrey L. Halberstadt
Print Title: Corporate Secretary

(Signature of Grantee)

(Print Name of Grantee)

(Address of Grantee)

EXHIBIT A

TO RESTRICTED STOCK UNIT AGREEMENT DATED AS OF

All of the terms and conditions of the Restricted Stock Unit Agreement dated as of                     to which this Exhibit is attached are incorporated herein by reference.

Date of Grant:

Name of Grantee:

Number of RSUs:

Calculation of Relative Total Shareholder Return

“Relative Total Shareholder Return” means the Corporation’s TSR relative to the TSR of the NASDAQ Community Bank Index at the end of the Restricted Period based on the following formula:

Vesting Amount = 100% - (NASDAQ Community Bank Index TSR- Corporation’s TSR) x 3.33%.

Provided however, if the Corporation’s TSR is negative, no Restricted Stock Units (“RSUs”) will vest. If the Corporations TSR is greater than the NASDAQ Community Bank Index TSR and greater than zero, one hundred percent of the RSUs will vest. For every 100 basis points (1%) that the Corporation’s TSR is behind the NASDAQ Community Bank Index, the Vesting Amount is decreased by 3.33%.

In the event that the NASDAQ Community Bank Index ceases to be published and if the Corporation’s TSR is positive, then the Corporation shall be deemed to have outperformed the Index and 100% of the RSUs will vest.

“TSR” means, for the Corporation, the Corporation’s total shareholder return, which will be calculated by dividing (i) the Closing Average Share Value by (ii) the Opening Average Share Value.

Note: A summary of the current award for Bryn Mawr Bank Corporation can be obtained from the PeerTracker website at https://www.radford.com/peertracker/3/bmtc/calculated_values_summary.aspx?id=MzE2, by clicking on “                    .”

“Opening Average Share Value” means the average, over the trading days in the Opening Average Period, of the closing price of a company’s stock multiplied by the Accumulated Shares for each trading day during the Opening Average Period.

“Opening Average Period” means the 20 trading days preceding                     .

“Accumulated Shares” for purposes of the calculation of Relative Shareholders Returns only means, for a given trading day, the sum of (i) one (1) share and (ii) a cumulative number of shares of the company’s common stock purchased with the dividends declared on a company’s common stock, assuming same day reinvestment of the dividends in the common stock of a company at the closing price on the ex-dividend date, for ex-dividend dates between the start of the Opening Average Period and the trading day.

“Closing Average Share Value” means the average, over the trading days in the Closing Average Period, of the closing price of the company’s stock multiplied by the Accumulated Shares for each trading day during the Closing Average Period.

“Closing Average Period” means (i) in the absence of a Change in Control (as defined in the 2010 Plan), the 20 trading days preceding                     ; or (ii) in the case of a Change of Control, the trading days during the period beginning thirty (30) calendar days prior to the Change in Control; and ending on the Accelerated End Date.

“Accelerated End Date” means the date five (5) calendar days (or such shorter period as may be established by the Compensation Committee in its sole discretion) prior to the Change in Control.